EXHIBIT 21.1

LIST OF SUBSIDIARIES

As of December 27, 2013

Interline Brands, Inc.	New Jersey
IBI Merchandising Services, Inc.	Delaware
Wilmar Financial, Inc.	Delaware
Glenwood Acquisition LLC	Delaware
JanPak, Inc.	West Virginia
JanPak of Texas, LLC	Texas
JanPak of South Carolina, LLC	South Carolina
Zip Technology, LLC	West Virginia
JanPak Clean Solutions, LLC	West Virginia
Barnett of the Caribbean, Inc.	Puerto Rico
Sexauer Ltd.	Ontario, Canada
Interline Brands Hong Kong Limited	Hong Kong, China
Interline Brands International Trading (Shenzhen) Co., Ltd.	Shenzhen, China